Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 15, 2013, with respect to the combined statements of revenues and direct operating expenses for the Panther Energy Company, LLC assets to be acquired by Midstates Petroleum Company, Inc. for the years ended September 30, 2012, 2011 and 2010, included in the Current Report on Form 8-K filed on May 20, 2013 of Midstates Petroleum Company, Inc. We hereby consent to the incorporation by reference of said report in the Registration Statement of Midstates Petroleum Company, Inc. on Form S-8 (File No. 333-180854).

/s/ GRANT THORNTON LLP

Houston, Texas

May 20, 2013